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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                                FORM 12b-25

                       NOTIFICATION OF LATE FILING

                   						SEC File No. 1-9547

[ X  ] Form 10-K and Form 10-KSB [   ] Form 11-K  [   ] Form
20-F  [   ] Form 10-Q and Form 10-QSB  [   ] Form N-SAR

For Period Ended:  December 31, 1995
________________________________________________________________
Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________
Part I - Registrant Information
________________________________________________________________
	Full Name of Registrant:    InterSystems, Inc.
	Former Name, if Applicable:
 Address of Principal Executive Office: 8790 Wallisville
                                        Road

	City, State and Zip Code:   Houston, Texas  77029
________________________________________________________________
Part II - Rules 12b-25 (b) and (c)
________________________________________________________________
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]  (a)The reasons described in reasonable detail in Part
III of this form could not be eliminated without unreasonable effort or expense;

[X] (b)The subject annual report on Form 10-K will be filed on or before the fifteenth calendar day following the prescribed due date; and

[ ] (c)The accountants statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.













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_____________________________________________________________________
Part III - Narrative
____________________________________________________________________
 	 State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q or 10-QSB or portion thereof could not be filed within the prescribed time period.
	  See attached Schedule A.
____________________________________________________________________
Part IV - Other Information
____________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification:

   (Name)		         (Area Code)     (Telephone Number)
	  Daniel T. Murphy		 212                 268-5545

(2) Have all other periodic reports required (under
Section 13 or 15(d)of the Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the
registrant was required to file such reports) been filed?     [X] Yes  [ ] No

(3) Is it anticipated that any significant change in
results of operations from the corresponding
period for the last fiscal year will be reflected by the earnings statements to be included in the subject
report or portion thereof?                                    [ ] Yes  [X] No

  	If so, attached an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

	See Schedule A attached hereto.
____________________________________________________________________
                          INTERSYSTEMS, INC.
____________________________________________________________________
              (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 1, 1996	        By:/s/_Daniel_T._Murphy____
                           				Daniel T. Murphy,
                               Executive Vice President and
                               Chief Financial Officer

INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.




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_____________________________________________________________________
                          ATTENTION

Intentional misstatements or omissions of fact constitute Federal
Criminal Violations (See 18 U.S.C. 1001).
_____________________________________________________________________




















































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                                                       	Schedule_A

Part_III_-_Narrative

InterSystems, Inc. (the "Company") is unable to file its annual report on Form 10-KSB for the year ended December 31, 1995 within the period prescribed by the regulations under the Securities Exchange Act of 1934. The review of certain textual portions of the report necessitated disclosure changes which the Company was not able to complete in order to make a timely filing on EDGAR.